Exhibit 3.3

              Amendment to North Central Bancshares, Inc.'s Bylaws
               (Adopted on and Effective as of December 15, 2000)


         Article IV, Section 1 of the bylaws of North Central Bancshares, Inc. is amended to read as follows:

         Section 1. Responsibilities; Number of Directors. The business and affairs of the Corporation shall be under the direction of the Board. The Board shall consist of seven (7) directors. No more than two (2) directors shall be officers or employees of the Corporation or its subsidiaries.